Exhibit 4.1

Execution Version

QUEBECOR MEDIA INC.

as Borrower

- and —

THE FINANCIAL INSTITUTIONS IDENTIFIED

ON THE SIGNATURE PAGES HERETO

as Lenders

- and -

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
- and -

TD SECURITIES

- and -

THE BANK OF NOVA SCOTIA
as Joint Lead Arrangers and Joint Bookmanagers

- and -

BANK OF AMERICA, N.A.
as Administrative Agent

- and -

THE TORONTO-DOMINION BANK

- and -

THE BANK OF NOVA SCOTIA
as Syndication Agent

- and -

ROYAL BANK OF CANADA

- and -

FÉDÉRATION DES CAISSES DESJARDINS DU QUÉBEC
 as Documentation Agent

Revolving Facility — C$300,000,000

Facility B-1 Tranche — US$350,000,000

THIRD AMENDMENT TO THE AMENDED AND RESTATED CREDIT AGREEMENT
DATED JUNE 14, 2013

May 9, 2017

THIRD AMENDMENT TO THE AMENDED AND RESTATED CREDIT AGREEMENT DATED JUNE 14, 2013 entered into in Montréal, Province of Quebec, as of May 9, 2017.

Third Amendment to that certain amended and restated credit agreement dated as of June 14, 2013 between Quebecor Media Inc., as Borrower, Bank of America, N.A., as Administrative Agent, and the several financial institutions from time to time party thereto, as Lenders (as amended, restated, amended and restated, supplemented, replaced or otherwise modified at any time and from time to time, including by way of that certain First Amendment to the Amended and Restated Credit Agreement dated August 1, 2013 and that certain Second Amendment to the Amended and Restated Credit Agreement dated June 24, 2016 (the “Amended and Restated Credit Agreement”);

WHEREAS the parties hereto wish to amend the Amended and Restated Credit Agreement in accordance with the terms and conditions below, without novation; and

WHEREAS, in satisfaction of the requirements under the Amended and Restated Credit Agreement, (i) all of the Facility B Lenders have provided their written consent to the Administrative Agent in connection with the amendments provided for herein, and (ii) the Majority Lenders under all Credit Facilities have provided their requisite written consent to the Administrative Agent in connection with the amendments provided in Sections 2.2 and 2.4 herein.

NOW THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.                                      Interpretation.

1.1                               The preamble forms an integral part hereof as if recited herein at length.

1.2                               Capitalized terms used and not otherwise defined herein have the meanings ascribed thereto in the Amended and Restated Credit Agreement.

1.3                               This Third Amendment to the Amended and Restated Credit Agreement is declared to amend and be supplemental to the Amended and Restated Credit Agreement, to form part thereof and to have the same effect as if it were incorporated therein on the date hereof. Except to the extent that it is amended and supplemented by this Third Amendment to the Amended and Restated Credit Agreement, the Amended and Restated Credit Agreement forms part hereof and is included by reference herein with the same effect as if it were recited herein at length. All the other provisions of the Amended and Restated Credit Agreement which are unmodified hereby remain unchanged.

1.4                               The expressions “hereto”, “hereof”, “herein”, “hereunder”, “this Amendment”, “this Third Amendment” or “this Agreement” refer to this Third Amendment to the Amended and Restated Credit Agreement. On and after this date, each reference in the Amended and Restated Credit Agreement to “this Agreement” or “this Amended and Restated Credit Agreement” and each reference to the

“Amended and Restated Credit Agreement” in any of the other Credit Documents and any other agreements, documents, certificates and instruments delivered by any Lender, the Borrower, or any other Person in connection herewith or therewith shall mean and be a reference to the Amended and Restated Credit Agreement as amended by this Amendment. Except as specifically amended by this Amendment, the Amended and Restated Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

1.5                               Unless otherwise expressly provided herein or unless there be something inconsistent therewith, all references to Articles, Sections, subsections, Exhibits or Schedules shall mean and be a reference to such Articles, Sections, subsections, Exhibits or Schedules of the Amended and Restated Credit Agreement.

1.6                               This Amendment shall constitute a Credit Document.

2.                                      Amendments to the Amended and Restated Credit Agreement.

2.1                               Section 1.01 (Defined Terms) is hereby amended by deleting the defined term “Facility B-1 Libor Floor” and replacing it with the following:

““Facility B-1 Libor Floor” means 0%.”.

2.2                               Section 1.01 (Defined Terms) is hereby amended by inserting the following new definition in the appropriate alphabetical order:

““Permitted VL Transaction” means any transaction pursuant to which the equity participation in Vidéotron Ltée held by the Borrower is either (a) Disposed to a wholly-owned QMI Entity, that then contemporaneously amalgamates with Vidéotron Ltée or Disposed as part of an amalgamation between Vidéotron Ltée and a wholly-owned QMI Entity (in each case, such amalgamated entity, “VL Amalco”), (b) Disposed to a wholly-owned QMI Entity, that then contemporaneously either amalgamates with the Borrower or liquidates all its assets to the Borrower (such new shares issued by Vidéotron Ltée, the “Replacement VL Shares”), (c) Disposed to Vidéotron Ltée in connection with a capital reorganization at the level of Vidéotron Ltée (such new shares, the “New VL Shares”) by way of an exchange of the old equity participation in Vidéotron Ltée for the New VL Shares, or (d) any combination of (a) to (c) above, provided that in each case under (a) to (d) above, there shall be no release of any security over the shares of Vidéotron Ltée and the Administrative Agent will only be required to return to the Borrower the certificates of the shares so Disposed for cancellation to the extent the Administrative Agent has received or receives simultaneously with any such return, all replacement certificates issued in connection with any such transaction in shares of VL Amalco, Replacement VL Shares or New VL Shares, as the case may be, with undated stock transfer forms executed in blank by the Borrower.”.

2.3                               Section 2.14 (Call Protection) is hereby amended by deleting the text “on or prior to six months after the Facility B-1 Closing Date” and replacing it with the text “on or prior to November 9, 2017”.

2.4                               Section 8.02(d)(i) (Disposal of Assets Generally) is hereby amended by inserting the text “which is not a Permitted VL Transaction” immediately after the text “(other than a Disposition of the equity participation in Vidéotron Ltée held by the Borrower” appearing therein.

2.5                               Schedule 4 (Applicable Margins; per annum) of the Amended and Restated Credit Agreement is hereby amended by deleting the table appearing immediately under “Facility B-1 Tranche” and by replacing the same with the following table:

US$ Prime Rate	Libor
1.25%	2.25%

3.                                      Conditions Precedent.

This Amendment shall not be in force or effect until the following conditions precedent are met to the satisfaction of the Administrative Agent and the Lenders:

3.1                               no Default or Event of Default shall have occurred or be continuing or would arise immediately after giving effect to or as a result of this Amendment, and the Administrative Agent shall have received a certificate of an acceptable officer of the Borrower confirming the absence of any such Default or Event of Default;

3.2                               all of the representations and warranties contained in the Amended and Restated Credit Agreement and the other Credit Documents shall continue to be true and correct in all material respects on the date hereof (other than representations and warranties made as of a certain date) as if such representations and warranties were made on the date of this Amendment, and the Administrative Agent shall have received a certificate of an acceptable officer of the Borrower confirming the same;

3.3                               satisfactory confirmation that no Material Adverse Effect shall have occurred since December 31, 2016, and the Administrative Agent shall have received a certificate of an acceptable officer of the Borrower confirming the same;

3.4                               the Administrative Agent and the Lenders shall have received, in form and substance satisfactory to them and their counsel:

3.4.1                     duly executed counterparts of this Amendment;

3.4.2                     a certificate of status, compliance, good standing or like certificate issued by the appropriate governmental body of the Borrower’s jurisdiction of incorporation and jurisdiction where it owns any material assets or carries any material business;

3.4.3                     satisfactory evidence that all necessary third party consents and authorisations required in connection with the execution, delivery and performance of this Amendment, if any, have been obtained, and that all debentures, hypothecs, deeds, instruments, forms, financing statements or equivalent documents required under all applicable Laws to preserve the Security, if any, have been executed, delivered and duly registered, recorded, published and/or filed; and

3.4.4                     all other documents, declarations, certificates, agreements, notices and information that the Administrative Agent or its counsel may reasonably require; and

3.5                               the entire amount of all fees, costs, charges and expenses contemplated herein or in any other Credit Document, to the extent then owing, shall have been paid.

4.                                      No Waiver.

The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided otherwise, operate as a waiver of any of the rights and powers of or remedies available to the Administrative Agent (in such capacity or in its capacity as collateral agent or fondé de pouvoir, as applicable) or the Lenders under the Amended and Restated Credit Agreement or any of the other Credit Documents nor constitute a waiver of any provision of the Amended and Restated Credit Agreement or such other Credit Documents.

5.                                      No Novation.

Nothing in this Agreement shall constitute, evidence or result in repayment, readvance, accord or satisfaction, release or novation of all or any part of the Accommodations, the Debt relating to the Accommodations, or any other obligation or liability of the Borrower under, in respect of or in connection with the Accommodations, the Debt relating to the Accommodations, the Amended and Restated Credit Agreement and any other Credit Documents. However, should this Agreement be construed as constituting, evidencing or resulting in repayment, readvance, accord or satisfaction, release or novation of all or any part of the Accommodations, the Debt relating to the Accommodations, or any other obligation or liability of the Borrower under, in respect of or in connection with the Accommodations, the Debt relating to the Accommodations, the Amended and Restated Credit Agreement and any other Credit Documents, the Administrative Agent and the Lenders hereby expressly reserve all of the Security granted in their favour by the Borrower under the Security Documents, the whole in accordance with the provisions of Article 1662 of the Civil Code of Québec.

6.                                      Governing Law.

This Amendment shall be governed by and interpreted and enforced in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.

7.                                      Successors and Assigns.

The provisions of this Amendment shall be binding on and enure to the benefit of the undersigned and their respective successors and permitted assigns.

8.                                      Counterparts.

This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9.                                      Patriot Act.

The Administrative Agent (for and on behalf of each Lender) hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), each Lender and the Administrative Agent may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Revolving Lender and the Administrative Agent.

[Signature pages follow]

IN WITNESS WHEREOF the parties hereto have executed this Third Amendment to Amended and Restated Credit Agreement as of the date hereinabove mentioned.

QUEBECOR MEDIA INC., as Borrower

Per:	/s/ Jean-François Pruneau
Name:	Jean-François Pruneau
Title:	Senior Vice President and Chief Financial Officer

Per:	/s/ Chloé Poirier
Name:	Chloé Poirier
Title:	Vice President and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

Per:	/s/ Maurice Washington
Name:	Maurice Washington
Title:	Vice President

QMI – Third Amendment to Amended and Restated Credit Agreement